UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Peltz, Nelson
   c/o Triarc Companies, Inc.
   280 Park Avenue, 41st Floor
   New York, NY  10017
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |08/31/|P   | |7,000             |(A)|$15.75     |7,200(1)           |I(2)  |by Family Ltd. Partnership |
                           |98    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |5,982,867(3)       |I     |by limited partnership     |
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                           |      |    | |                  |   |           |26,900             |D     |N/A                        |
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                           |      |    | |                  |   |           |2,400(4)           |I(2)  |by minor children          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) All such shares are held in the Peltz Family Limited Partnership, an entity in which Mr. Peltz is a General
Partner, 200 of such shares were a bona fide gift to Mr. Peltz's minor children prior to the formation of the limited partnership.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3) All such shares are owned by DWG Acquisition Group, L.P., an entity in which Mr. Peltz is a General Partner.
(4) All such shares were bona fide gifts to Mr. Peltz's minor children.
SIGNATURE OF REPORTING PERSON
Nelson Peltz
DATE
September 2, 1998